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                                                                     EXHIBIT 3.1


              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                          OF SERIES A PREFERRED STOCK

                                      of

                                 BANCTEC, INC.

       (Pursuant to Section 151 of the Delaware General Corporation Law)

                              _____________________


          BANCTEC, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation of the Corporation, the following resolution was adopted as of September 22, 2000 by the Board of Directors of the Corporation pursuant to Section 141 of the Delaware General Corporation Law:

          "RESOLVED that, pursuant to authority vested in the Board of Directors of the Corporation by Article Fourth of the Corporation's Certificate of Incorporation, of the total authorized number of 1,000,000 shares of Preferred Stock, $.01 par value per share, of the Corporation, there shall be designated a series of 100,000 shares which shall constitute a single series to be known as "Series A Preferred Stock" (hereinafter called the "Series A Preferred Stock"). The shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

          Except as otherwise expressly provided herein, all shares of Series A Preferred Stock (i) shall be identical and shall entitle the holders thereof to the same rights and privileges, and (ii) shall, with respect to dividend rights, redemption rights and rights on liquidation, winding up, corporate reorganization and dissolution, rank senior to (A) the Common Stock, $.01 par value per share, of the Corporation (the "Common Stock"),
     (B) the Class A Common Stock, $.01 par value per share, of the Corporation (the "Class A Common Stock") and (C) all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding ranking pari passu or junior to the Series A Preferred Stock (the "Junior Securities").

               1.  Dividends.  (a)  The holders of shares of Series A Preferred
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     Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation out of funds legally available for such purpose, at the rate per annum of 7.0% of the Redemption Price (as defined below) per share. Such dividends shall be cumulative and shall accrue from and after the date of issue whether or
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     not there are any funds of the Corporation legally available for the payment of dividends. The Board of Directors of the Corporation may fix a record date for the determination of holders of Series A Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

               (b) As long as any shares of Series A Preferred Stock shall remain outstanding, in no event (without the written consent of the holders of 66-2/3% of the outstanding Series A Preferred Stock) shall any dividend be declared or paid upon, nor shall any distribution be made upon, any Common Stock or Junior Securities, other than a dividend or distribution payable solely in shares of Common Stock of the Corporation, nor shall any shares of Junior Securities be purchased or redeemed by the Corporation, nor shall any monies be paid to or made available for a sinking fund for the purchase or redemption of shares of any Junior Securities, unless, in each such case, (i) full cumulative dividends on the outstanding shares of Series A Preferred Stock shall have been declared and paid and (ii) any arrears or defaults in any redemption of shares of Series A Preferred Stock shall have been cured.

               2.  Redemption.  The shares of Series A Preferred Stock shall be
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     redeemable as follows:

               2A.  Mandatory Redemption. The Corporation shall redeem all of
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     the outstanding shares of Series A Preferred Stock (i) on September 22,
     2008 (the "Redemption Date"), (ii) upon a merger or consolidation of the Corporation with or into another entity (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), (iii) upon the sale or other disposition of all or substantially all of the assets or properties of the Corporation or any of its subsidiaries, or of any division of the Corporation of any of its subsidiaries, or (iv) upon the acquisition of "beneficial ownership" by any "person" or "group" (other than Welsh, Carson, Anderson & Stowe VIII, L.P. or its affiliates) of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, in the manner and with the effect provided in subparagraphs 2C through 2E below, by paying for each share of Series A Preferred Stock the Redemption Price.

               As used herein, (i) the terms "person" and "group" shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, (ii) the term "beneficial owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events, and (iii) any "person" or "group" will be deemed to beneficially own any voting stock of

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     the Corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Corporation.

               2B.  Optional Redemption.  The Corporation may, in its sole
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     discretion, redeem at any time and from time to time (in the manner and with the effect provided in subparagraphs 2C through 2E below), any whole number of shares of Series A Preferred Stock. Any date on which the Corporation elects to redeem shares of Series A Preferred Stock as provided in this subparagraph 2B and each date on which the Corporation shall be required to redeem shares of Series A Preferred Stock as provided in subparagraph 2A above shall be referred to as a "Redemption Date."

               2C.  Redemption Price.  The Series A Preferred Stock to be
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     redeemed on a Redemption Date shall be redeemed by paying for each share the sum of $150.00 (adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to such shares) plus the aggregate amount of dividends accrued and unpaid thereon to such Redemption Date whether or not such dividends shall have been declared by the Board of Directors of the Corporation, such aggregate amount being herein sometimes referred to as the "Redemption Price". Not less than 30 days before such Redemption Date, written notice shall be given by mail, postage prepaid to the holders of record of the Series A Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at such holder's post office address as shown by the records of the Corporation, specifying the number of shares to be redeemed, the paragraph or paragraphs of this Certificate of Designation pursuant to which such redemption shall be made, the Redemption Price and the place and date of such redemption, which date shall not be a day on which banks in the City of New York are required or authorized to close. If such notice of redemption shall have been duly given and if on or before such Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Series A Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith after the close of business on the Redemption Date, cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the Redemption Price therefor, without interest thereon.

               2D.  Redeemed or Otherwise Acquired Shares to Be Retired.  Any
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     shares of the Series A Preferred Stock redeemed pursuant to this paragraph
     2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series A Preferred Stock accordingly.

               2E. Notwithstanding anything herein to the contrary, any redemption of shares of Series A Preferred Stock pursuant to clauses (ii),
     (iii) or (iv) of subparagraph

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     2A above is subject to the following: Any cash proceeds or other consideration received by the Corporation or any subsidiary of the Corporation, as the case may be, in connection with any of the transactions described in such clauses shall be used by the Corporation to repay any and all amounts owed by the Corporation pursuant to the terms and conditions of the Credit Agreement, dated as of July 22, 1999, among the Corporation and the other parties signatory thereto, prior to the Corporation's redemption of any shares of Series A Preferred Stock pursuant to such clauses.

               3.  Liquidation.  Upon any liquidation, dissolution or winding up
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     of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any Junior Security to be paid an amount equal to $150.00 per share (adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to such shares) plus the amount of any accrued and unpaid dividends thereon through the date of such payment (such amounts being herein sometimes referred to as the "Liquidation Payments"). Upon such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Junior Securities and Common Stock. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock of the Corporation shall be insufficient to permit payment in full to the holders of Series A Preferred Stock of the Liquidation Payments as aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Preferred Stock.

               4.  Voting.  Except as otherwise provided by law, the Certificate
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     of Incorporation of the Corporation and this Certificate of Designation, the holders of Series A Preferred Stock shall not be entitled to vote on any matters to be voted on by the stockholders of the Corporation.

               5.  Restrictions.  At any time when shares of Series A Preferred
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     Stock are outstanding, and in addition to any other vote of stockholders required by law or by the Corporation's Certificate of Incorporation, without the prior consent of the holders of 66-2/3% of the outstanding Series A Preferred Stock, in each case given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the Series A Preferred Stock shall vote together as a class, the Corporation will not:

               (i) take any formal action by its Board of Directors or stockholders (A) to consolidate or merge with or into any other entity (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the capital stock of the Corporation being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), (B) to sell or otherwise dispose of all or substantially all of the properties or assets of the Corporation as an entirety to any other person or (C) to permit the acquisition by any "person" or "group" of "beneficial ownership" of voting stock of such subsidiary

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     representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise;

               (ii) create, obligate itself to create, authorize or issue any new class or classes of stock or new series of common stock or preferred stock or any security convertible into or evidencing the right to purchase shares of any new class or series of common stock or preferred stock or any new capital stock of the Corporation having preference over or being on parity with the Series A Preferred Stock in any respect; or

               (iii) amend, alter or repeal the Corporation's Certificate of Incorporation or By-laws in any manner;

               (iv) declare, pay or set apart for payment any dividend or make any distribution in respect of Junior Securities or any securities on parity with the Series A Preferred Stock, except as permitted by paragraph 1(b) hereof;

               (v) issue any Junior Securities of the Corporation, in either case in excess of $5,000,000 in the aggregate; or

               (vi) consummate a public offering of the Corporation's equity securities.


          IN WITNESS WHEREOF, this Certificate of Designations has been executed by the Corporation as of this 22nd day of September, 2000.


                                    BANCTEC, INC.


                                    By /s/Richard A. McDonough
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                                      Richard A. McDonough
                                      Secretary

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